UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

Signal Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Signal Genetics, Inc. 5740 Fleet Street Carlsbad, California		92008
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (760) 537-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.02       Results of Operations and Financial Condition.

Signal Genetics, Inc. (the “Company”) is currently finalizing its financial results for the year ended December 31, 2014. While complete financial information and operating data as of and for such period are not available, the Company’s management preliminarily estimates that for the year ended December 31, 2014, it will report net revenue in the range of approximately $4.1 million to $4.5 million, net of unfavorable changes in estimates of $0.4 million recorded in the current year as an adjustment to prior year revenues. Net revenue includes the following:

•	Tests from the Company’s largest customer, the University of Arkansas for Medical Sciences (“UAMS”), totaled 3,671 resulting in net revenue of approximately $3.6 million, net of unfavorable changes in estimates of $0.2 million recorded in the current year as an adjustment to prior year revenues.
•	Tests from the Company’s non-UAMS hospital customers totaled 509, a 50% increase over the prior year, resulting in net revenue of approximately $0.7 million, net of unfavorable changes in estimates of $0.2 million recorded in the current year as an adjustment to prior year revenues.

The Company’s management also estimates cash of approximately $5.1 million at December 31, 2014. There are 3,808,563 shares of common stock outstanding as of the date hereof, including certain restricted stock units that have vested but have not been issued.

These estimates are preliminary and may change. The Company has not completed its normal closing procedures and its auditors have not completed their normal audit procedures for the year ended December 31, 2014, and there can be no assurance that the Company’s final results for this year will not differ from these estimates, including as a result of year-end closing procedures or audit adjustments, and such changes could be material. These estimates should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP or as a measure of the Company’s performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIGNAL GENETICS, INC.

By:	/s/ Tamara A. Seymour
Tamara A. Seymour Chief Financial Officer

Date: January 29, 2015